Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Pamela Matthews
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	(415) 738-6532
(415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS

FOURTH QUARTER AND FULL YEAR 2005 RESULTS

Highlights:

•	Reported net income available to common stockholders of $0.04 per diluted share for the fourth quarter of 2005 and $0.25 per diluted share and unit for the year ended December 31, 2005.

•	Reported FFO of $0.36 per diluted share and unit for the fourth quarter of 2005 and $1.37 per diluted share and unit for the year ended December 31, 2005.

•	Acquired five properties for approximately $67.6 million in the fourth quarter of 2005.

•	Leases commenced on approximately 93,000 square feet of technical space and more than 75,000 square feet of non-technical space during 2005.

•	Subsequent to quarter end, the Company acquired additional properties in Dublin, Ireland and Carrollton, Texas.

San Francisco, Calif. (March 1, 2006) – Digital Realty Trust, Inc. (NYSE: DLR), a leading owner and manager of corporate data centers and Internet gateway facilities, today announced financial results for its fourth quarter and full year ended December 31, 2005. The Company reported revenue of $62.9 million for the fourth quarter of 2005. Net income for the fourth quarter of 2005 was $4.6 million, and net income available to common stockholders was $1.2 million, or $0.04 per diluted share. Funds from operations (FFO) for the three months ended December 31, 2005 was $21.3 million, or $0.36 per diluted share and unit.

For the year ended December 31, 2005, the Company reported revenue of $208.8 million. Net income for the year was $16.1 million, and net income available to common stockholders was $6.1 million, or $0.25 per diluted share. FFO for the year ended December 31, 2005 was $76.5 million, or $1.37 per diluted share and unit.

The Company commenced operations on November 3, 2004, and as such, comparisons to the prior year period have not been included in this press release. Combined financial results for the Company and the Company’s predecessor for the fourth quarter and full year 2004 are available in the Company’s 10-K for the year ended December 31, 2004 and, for comparative purposes, will also be available in the Company’s Form 10-K for the year ended December 31, 2005, to be filed with the United States Securities and Exchange Commission on or before March 16, 2006.

“The successful execution of our strategy resulted in a first full year of operations for Digital Realty Trust that exceeded even our own expectations. We are very proud of our accomplishments since going public in 2004 and appreciate the confidence and support of our growing tenant and shareholder base,” said Richard Magnuson, Executive Chairman of Digital Realty Trust. “Our unique business model combined with improving business fundamentals and robust demand for technology-related real estate positions us for continued growth in 2006.”

Balance Sheet Update

Total assets grew to approximately $1.5 billion at December 31, 2005, from $1.0 billion at December 31, 2004. Cash and cash equivalents were $10.9 million at December 31, 2005 compared to $4.6 million at December 31, 2004. Total debt at December 31, 2005 was $749.1 million and stockholders’ equity was $386.5 million, compared to $519.5 million and $173.2 million at December 31, 2004, respectively.

As previously announced, effective October 31, 2005, Digital Realty Trust amended its unsecured revolving credit facility. The amendment increased the Company’s total capacity under the line of credit from $210.0 million to $350.0 million, reduced the applicable margin on advances by 12.5 basis points and extended the maturity by one year, among other changes. On October 4, 2005, Digital Realty Trust refinanced the mortgage related to its 200 Paul Avenue property in San Francisco with a 10-year loan for $81.0 million at an interest rate of 5.74% that matures on October 8, 2015.

“In our first full year of operations, we made significant progress strengthening our balance sheet and reducing our cost of capital,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust. “Our amended credit facility coupled with the two preferred stock offerings and the follow-on common stock offering provided the additional capacity necessary to achieve our ongoing acquisition and portfolio operating goals. Maintaining a flexible capital structure remains a priority.”

Acquisition and Leasing Activity

The Company acquired five properties in the fourth quarter of 2005 for a total of approximately $67.6 million. The acquired properties include 115 Second Avenue in Boston, Massachusetts; Chemin De l’Epinglier 2 in

Geneva, Switzerland; 251 Exchange Place in Herndon, Virginia; 7500 and 7520 Metro Center Drive in Austin, Texas; and 3 Corporate Place in Piscataway, New Jersey. Including these acquisitions, Digital Realty Trust acquired 19 properties for a total of approximately $466.3 million during 2005.

Subsequent to quarter end, the Company acquired a 20,000 square foot data center property in Dublin, Ireland for €5.2 million ($6.3 million at the rate of exchange at the date of purchase) and a 101,000 square foot data center in Carrollton, Texas for approximately $16.2 million.

For the year ended December 31, 2005, leases commenced on approximately 93,000 square feet of highly improved technology space at an average annualized rent of approximately $74.00 per square foot and more than 75,000 square feet of basic commercial space at an average annualized rent of approximately $23.00 per square foot. Occupancy across the Company’s property portfolio was approximately 93.9% at December 31, 2005, excluding 1.1 million square feet of space held for redevelopment. This compares to 93.2% at September 30, 2005, excluding 732,000 square feet of space held for redevelopment.

“We are very pleased with the pace of our acquisition and leasing activity as we continue to expand our presence in top technology markets throughout the U.S. and Europe,” said Michael Foust, Chief Executive Officer of Digital Realty Trust. “Going forward, we will continue to focus on targeting mission critical corporate data center and Internet gateway facilities in key locations to meet the growing demand from our diverse tenant base for this highly specialized space.

“Additionally, we are seeing positive credit migration in our existing tenant base as well as in the high quality tenants we are continuing to attract,” said Mr. Foust. “We believe this trend is related in part to M&A activity and improving fundamentals in the technology and telecommunications sectors.”

Management Note Regarding FFO Presentation

FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFO should not be considered as a substitute for net income (loss) determined in accordance with U.S. GAAP as a measure of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO and a definition of FFO are included as an attachment to this press release.

Investor Conference Call Details

Digital Realty Trust will host a conference call to discuss its 2005 fourth quarter and full year results tomorrow, Thursday, March 2, 2006 at 1:00 p.m. ET/10:00 a.m. PT. To participate in the live call, investors are invited to dial 800-218-0713 (for domestic callers) or 303-262-2143 (for international callers) at least five minutes prior to start time. A live webcast of the call will be available via the Investor Relations section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone replay will be available after 1:00 PM PT on Thursday, March 2, 2006 until 5:00 PM PT on Thursday, March 9, 2006. The telephone replay can be accessed by dialing 1-800-405-2236 (for domestic callers) or 303-590-3000 (for international callers) and using reservation code 11050640#. A replay of the webcast will also be archived on Digital Realty Trust’s website.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, repositions and manages technology-related real estate. The Company’s 45 properties contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise data center tenants. Comprising approximately 8.1 million net rentable square feet, excluding 1.2 million square feet of space held for redevelopment, Digital Realty Trust’s property portfolio is located throughout the United States and Western Europe. For additional information, please visit the company’s website at www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward looking statements include statements related to the Company’s expected financial results for 2005, including FFO per share and unit for the year ending December 31, 2005. These risks and uncertainties include adverse economic or real estate developments in the Company’s markets or the technology industry; general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; inability to manage domestic and international growth effectively; failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions; failure to successfully operate acquired properties and operations, failure of acquired properties to perform as expected; failure to maintain the company’s status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; risks of operating in foreign markets; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2004. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended December 31, 2005	Year Ended December 31, 2005
Revenues
Rental	$48,859	$164,219
Tenant reimbursements	11,781	37,454
Other	2,307	7,136

Total Revenues	62,947	208,809

Expenses
Rental property operating and maintenance	13,909	43,157
Property taxes	7,035	21,867
Insurance	905	2,804
Interest	10,988	39,122
Depreciation and amortization	18,804	62,232
General and administrative	4,425	12,615
Loss from early extinguishment of debt	896	1,021
Other	46	1,634

Total Expenses	57,008	184,452

Income before minority interests	5,939	24,357
Minority interests in consolidated joint ventures	1	12
Minority interests in operating partnership	(1,338)	(8,268)

Net income	4,602	16,101
Preferred stock dividends	(3,445)	(10,014)

Net income available to common stockholders	$1,157	$6,087

Net income per common share:
Basic	$0.04	$0.25
Diluted	$0.04	$0.25
Weighted-average shares outstanding - basic	27,314,190	23,986,288
Weighted-average shares outstanding - diluted	27,656,496	24,221,732

Digital Realty Trust

Consolidated Balance Sheets

(in thousands)

	December 31, 2005	December 31, 2004
	(unaudited)
ASSETS
Investments in real estate
Land	$191,961	$129,112
Acquired ground lease	1,477	1,477
Buildings and improvements	941,115	613,058
Tenant improvements	123,957	74,745

Investments in real estate	1,258,510	818,392
Accumulated depreciation and amortization	(64,404)	(30,980)

Net investments in real estate	1,194,106	787,412
Cash and cash equivalents	10,930	4,557
Accounts and other receivables, net	7,587	3,051
Deferred rent	25,094	12,236
Acquired above market leases, net	48,237	43,947
Acquired in place lease value and deferred leasing costs, net	201,141	136,721
Deferred financing costs, net	7,659	8,236
Restricted cash	22,123	14,207
Other assets	12,293	2,920

Total Assets	$1,529,170	$1,013,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable under line of credit	$181,000	$44,000
Mortgage loans	568,067	453,498
Other secured loans	—	22,000
Accounts payable and other accrued liabilities	36,869	12,789
Accrued dividends and distributions	15,639	8,276
Acquired below market leases, net	67,177	37,390
Security deposits and prepaid rents	11,476	6,276

Total Liabilities	880,228	584,229

Minority interests in consolidated joint ventures	206	997
Minority interests in operating partnership	262,239	254,862

Stockholders’ Equity	386,497	173,199

Total Liabilities and Stockholders’ Equity	$1,529,170	$1,013,287

Digital Realty Trust, Inc.

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except per share and unit data)

	Three Months Ended December 31, 2005	Year Ended December 31, 2005
Net income available to common stockholders	$1,157	6,087
Adjustments:
Minority interests in operating partnership	1,338	8,268
Real estate related depreciation and amortization	18,781	62,171

FFO	$21,276	$76,526

Basic FFO per share and unit	$0.36	$1.38
Diluted FFO per share and unit	$0.36	$1.37
Total common stock and units outstanding
Basic	58,906	55,525
Diluted	59,248	55,761

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.